SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|X|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material under Rule 14a-12

                                    CASTELLE
                (Name of Registrant as Specified In Its Charter)

                                                            --
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:



    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:


    (5) Total fee paid:


|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:


    (2) Form, Schedule or Registration Statement No.:


    (3) Filing Party:


    (4) Date Filed:

                                    CASTELLE
                           855 Jarvis Drive, Suite 100
                              Morgan Hill, CA 95037

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On December 20, 2002

To The Shareholders Of Castelle:


         Notice Is Hereby Given that the Annual Meeting of Shareholders of Castelle, a California corporation, will be held on Friday, December 20, 2002, at 2:00 p.m. local time at our corporate offices located at 855 Jarvis Drive, Suite 100, Morgan Hill, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2.       To approve the adoption of the 2002 Equity Incentive Plan.

3. To approve an amendment to our Articles of Incorporation to authorize a reverse stock split.

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on October 24, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                 By Order of the Board of Directors


                                 /s/ Paul Cheng
                                 Paul Cheng
                                 Chief Financial Officer and Secretary


Morgan Hill, California
November 25, 2002

--------------------------------------------------------------------------------
         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                    CASTELLE
                           855 Jarvis Drive, Suite 100
                              Morgan Hill, CA 95037

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                December 20, 2002

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of Castelle, a California corporation, for use at the Annual Meeting of Shareholders to be held on December 20, 2002, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate offices, located at 855 Jarvis Drive, Suite 100, Morgan Hill, California. We intend to mail this proxy statement and accompanying proxy card on or about November 29, 2002 to all shareholders entitled to vote at the Annual Meeting.

Solicitation

         We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Castelle. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of common stock at the close of business on October 24, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 24, 2002 we had outstanding and entitled to vote 4,806,044 shares of common stock.

         Each holder of record on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock will be entitled to four votes for each share held. Each shareholder may give one candidate all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to vote for a candidate unless the candidate's name has been placed in nomination prior to the voting. No shareholder will be entitled to vote cumulatively unless at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Castelle's Secretary at our principal executive office, 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Shareholder Proposals

         The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2003 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is a reasonable time before we begin to print and mail our proxy materials. Unless a shareholder who wishes to bring a matter before the shareholders at our 2003 annual meeting of shareholders notifies us of such matter prior to a reasonable time before we mail our proxy materials, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   Proposal 1

                              Election Of Directors

         There are four nominees for the five Board positions presently authorized in our Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of Castelle, having been elected by the shareholders and by the Board.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below, with discretionary power with respect to any further nominees and to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         The four candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of Castelle. The minimum authorized number of directors is five. The Board of Directors currently has one vacancy on the Board of Directors due to the recent resignation of Jack Howard from the Board of Directors of Castelle in connection with our recent share repurchase. Please refer to the section "Certain Relationships and Related Transactions" for more information on this transaction. The Board of Directors expects to appoint a director to fill the vacancy created by the resignation of Mr. Howard in due course.

                        The Board Of Directors Recommends
                     A Vote In Favor Of Each Named Nominee.


NOMINEES

         The names of the nominees and certain information about them are set forth below:

    Name             Age          Position
Donald L. Rich        61      Chairman of the Board
Scott C. McDonald     49      President, Chief Executive Officer and Director
Peter R. Tierney      57      Director, President and Chief Executive Officer
                              of Sawyer Media Systems
Robert H. Hambrecht   36      Director and Managing Director of Equity Capital
                              Markets, W.R. Hambrecht + Company

         Set forth below is biographical information for each nominee.

Donald L. Rich

         Mr. Rich joined Castelle in November 1998 and served as Chief Executive Officer and President from November 1998 to April 2002. Mr. Rich became Chairman of the Board in May 1999, and has continued in that role since retiring as Castelle's CEO in April 2002.

Mr. Rich served as Chief Financial Officer from April 1999 to March 2001 and Secretary from February 2000 to March 2001. From 1997 until November 1998, Mr. Rich was self-employed as a consultant. From 1993 through 1997, Mr. Rich was Chief Executive Officer and President of Talarian Corporation, a provider of real-time infrastructure software for the enterprise and the Internet. Prior to that, he held various sales and marketing management positions at Integrated Systems, Inc. and International Business Machines Corporation. Mr. Rich holds a BS degree in Mechanical Engineering from Purdue University and an MBA from the Stanford Graduate School of Business.

Scott C. McDonald

         Mr. McDonald has served as a director of Castelle since April 1999. Since April 2002, Mr. McDonald has been our President and Chief Executive Officer. From December 1999 to April 2001, Mr. McDonald served as the Chief Financial and Administrative Officer at Conxion Corporation, a network and internet services company. From 1993 to 1997, Mr. McDonald was the senior operating and financial executive at CIDCO Incorporated, an innovator in advanced telephony products, serving as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary. From 1989 to 1993, Mr. McDonald was Chief Financial Officer and Vice President, Finance & Administration at Integrated Systems, Inc., a provider of embedded operating software and design automation tools. Prior to 1989, Mr. McDonald held financial management and investor relations positions with Computer Products, Inc., Compower Corporation, Monterey Federal Credit Union and the J.M. Smucker Company. Mr. McDonald currently serves on the Board of Directors of privately-held Octant Technologies, Inc.

Peter R. Tierney

         Mr. Tierney has served as a director of Castelle since April 1999. He currently serves as President and Chief Executive Officer of Sawyer Media Systems, a privately held business focused on delivering next generation media. Previously, Mr. Tierney spent four years as President and Chief Executive Officer of MarketFirst Software Corporation, a company that specializes in streamlining and maximizing the effectiveness of marketing programs. From 1991 to 1997, Mr. Tierney served as Chairman, President and CEO of Inference Corporation, a leading provider of self-service and knowledge management tools for the customer service and help desk industries. Prior to Inference, as senior vice president of Oracle Corporation, Tierney was responsible for worldwide marketing and served as a member of the Oracle Management Committee. Earlier in his career, Mr. Tierney served as vice president of marketing and sales for Relational Technology (Ingres) Corporation and was director of marketing for the IBM Northwestern Region. Mr. Tierney also currently serves on the Board of Directors of the privately-held company, The SoftAd Group.

Robert H. Hambrecht

         Mr. Hambrecht has served as a director of Castelle since March 1998. Mr. Hambrecht was a founding partner of W.R. Hambrecht + Co., an investment banking firm, founded in January 1998, and is presently its Managing Director of Equity Capital Markets. From 1996 through January 1998, Mr. Hambrecht was Vice President of H&Q Venture Partners, a venture capital firm. From 1994 to 1996, Mr. Hambrecht was employed by Unterberg Harris, an investment banking firm. Mr. Hambrecht earned a master's degree in public administration from Columbia University in 1993. Mr. Hambrecht also serves on the Board of Directors of six privately-held companies.

BOARD COMMITTEES AND MEETINGS

         During 2001, the Board of Directors held four meetings and acted by unanimous written consent four times. The Board has an Audit Committee and a Compensation Committee.

         During 2001, each Board member attended 75% or more of the aggregate number of meetings of the Board and committees on which he served.

         The Audit Committee meets at least annually with Castelle's management and independent auditors to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, oversees the independence of the independent auditors, evaluates the independent auditors' performance and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 2001, the Audit Committee was composed of three non-employee directors: Messrs. McDonald and Hambrecht and Jack L. Howard. The Audit Committee met once during fiscal 2001 and took no action by unanimous written consent. All members of the Audit Committee were independent in fiscal 2001 (as independence is defined by The NASDAQ Stock Market).

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two outside directors: Messrs. Hambrecht and Tierney. The Compensation Committee acted once by unanimous written consent during fiscal 2001.


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS 1

         The Audit Committee has the responsibility, under delegated authority from the Board of Directors, for providing independent, objective oversight of our corporate accounting and reporting practices as well as the quality and integrity of our financial statements and reports. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. During fiscal 2001, the Audit Committee was composed of three non-employee directors, whose names appear below.

         Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted


------------------------
The material in this report is not "soliciting material," with the SEC, and is not to be incorporated by reference into any diling of Castelle wiht the SEC under teh Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

accounting principles, and the Audit Committee has reviewed and discussed our consolidated financial statements for the fiscal year ended December 31, 2001 with management and the independent accountants. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors their independence.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in Castelle's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                       Audit Committee of the Board of Directors

                                       ROBERT H. HAMBRECHT
                                       SCOTT C. MCDONALD
                                       JACK L. HOWARD

                                 PROPOSAL NO. 2
                     ADOPTION OF 2002 EQUITY INCENTIVE PLAN

         You are being asked to vote on a proposal to approve the adoption of the 2002 Equity Incentive Plan, which we refer to as the 2002 Option Plan. The 2002 Option Plan was adopted by the Board of Directors on November 8, 2002, subject to shareholder approval and with such changes as may be required by the California Department of Corporations. The 2002 Option Plan will become effective upon its approval by our shareholders and the issuance of a permit by the California Department of Corporations. No grants have been made under the 2002 Option Plan.

         Castelle established the 2002 Option Plan as a successor to its 1988 Equity Incentive Plan, as adopted in 1998, and its 1995 Non-Employee Directors' Stock Option Plan, which we refer to collectively as the Prior Option Plan. The 2002 Option Plan was established to provide our employees, directors, consultants and independent advisors the opportunity to acquire shares of common stock through option grants, stock awards and other equity awards. Castelle's Board of Directors believes that options and other equity-based incentives have been important components of our success to date and that awards under the 2002 Option Plan will play an important role in our efforts to attract, employ and retain highly qualified employees, directors and consultants. The adoption of the 2002 Option Plan was necessitated by the use or expiration of all but an insignificant amount of authorized shares under the Prior Option Plan. We issue options to provide our employees an opportunity to acquire or increase their ownership stake in Castelle, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

         If this proposal is approved by our shareholders, no additional option grants will be made under the Prior Option Plan. Options outstanding under the Prior Option Plan will remain outstanding until they are exercised or expire by their terms. As of October 24, 2002, options to purchase 1,565,577 shares were outstanding under the Prior Option Plan (at a weighted average exercise price per share of $1.01), 241,295 shares had been issued on exercise of options and 22,797 shares were available for future grant. Upon approval of the 2002 Option Plan, 850,000 shares will be available for future grant under the 2002 Option Plan.

         The principal terms and provisions of the 2002 Option Plan are summarized below. The summary is not intended to be a complete description of all the terms of the plan, and is qualified in its entirety by reference to the text of the 2002 Option Plan, which is attached hereto as Exhibit A. To the extent there is a conflict between this summary and the actual terms of the plan, the terms of the 2002 Option Plan will govern.

         Administration. The Compensation Committee of the Board (the "Committee"), or the Board acting as the Committee, will administer the 2002 Option Plan. The Committee will satisfy the requirements of the Securities and Exchange Commission in order to qualify awards under the 2002 Option Plan for the exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934 and any other requirements specified under the tax laws to qualify awards under the 2002 Option Plan for the exemption under Section 162(m) of the Internal Revenue Code.

         The Committee has authority, subject to the express provisions of the 2002 Option Plan, to determine the individuals who are eligible to receive awards under the 2002 Option Plan, the number of shares to be covered by each option or other award, the date or dates on which the option or award is to vest, the maximum term for which the option or award is to remain outstanding, whether an option will be an incentive stock option that satisfies the requirements of Section 422 of the Internal Revenue Code or a non-statutory option not intended to meet such requirements, and the other provisions of the award.

         Eligibility. Our employees, directors, consultants, independent contractors and advisors, and those of our subsidiaries are eligible to receive awards under the 2002 Option Plan.

         As of October 31, 2002, approximately 55 persons (including 9 officers and directors) were eligible to participate in the 2002 Option Plan.

         Securities Subject to 2002 Option Plan. If the 2002 Option Plan is approved by our shareholders, up to 850,000 shares of our common stock will initially be available for issuance under the plan. No one person participating in the 2002 Option Plan may receive options for more than 300,000 shares in any single year.

         Should an option under the 2002 Option Plan expire or terminate for any reason prior to being exercised in full, the shares subject to the unexercised portion of the option will be available for subsequent awards under the 2002 Option Plan. If restricted shares or shares issued upon exercise of options are forfeited and if stock units are forfeited or terminate before exercise, such shares will be available for subsequent awards under the 2002 Option Plan. If stock units are settled in shares, the number of shares available for future awards under the 2002 Option Plan will be reduced by only the actual number of shares of common stock actually issued in settlement.

         If an option under the Prior Option Plan expires or terminates for any reason, the shares subject to the option will not be available for awards under the 2002 Option Plan.

Option Grant Program

         Price and Exercisability. The option exercise price per share in the case of an incentive stock option may not be less than 100% of the fair market value of the common stock on the grant date and, in the case of a non-statutory option, 85% of the fair market value of the common stock on the grant date. Options granted under the 2002 Option Plan become exercisable at such time or times as the Committee may determine and provide in the option grant agreement. The stock option agreement may provide for accelerated exercisability in the event of an optionee's death, disability or retirement or other events.

         The exercise price of a stock option may be paid in cash or in shares of common stock. Options may also be exercised through a same-day sale program or exercise and pledge program through a designated brokerage firm.

         No optionee will have any shareholder rights with respect to the shares issuable upon the exercise of options until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee's lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the Committee may allow an optionee to transfer options to members of the optionee's immediate family or to trusts or partnerships for the exclusive benefit of members of the optionee's immediate family.

         Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable three months following termination of service, unless otherwise provided in such person's option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The Committee has complete discretion to extend the period following the optionee's termination during which his or her outstanding options may be exercised, and to accelerate the exercisability of such options in whole or in part. This discretion may be exercised at any time while the options remain outstanding.

         Incentive Stock Options. Incentive stock options may only be granted to individuals who are employees of Castelle or our subsidiaries. During any calendar year, the aggregate fair market value of the shares for which incentive stock options granted to any employee under the 2002 Option Plan (or any other Castelle option plan) first become exercisable will not exceed $100,000.

         Option Grants to Outside Directors. Outside directors of Castelle will receive automatic stock option grants under the 2002 Option Plan and will be eligible to receive discretionary grants. Outside directors are those who are not employees of Castelle or of any parent or subsidiary of Castelle and who are not representatives of any investor who owns 10% or more of the common stock. Options granted to outside directors under the 2002 Option Plan are not intended by Castelle to qualify as incentive stock options under the Code.

         Upon initial election to our Board of Directors, each person who is not an employee of Castelle is automatically granted an option to purchase shares of common stock. Under the terms of the 2002 Option Plan, on April 1 of each year (or the next business day should such date be a legal holiday), each outside director, without further action by Castelle, the Board, the Committee or our shareholders, will be automatically granted an option to purchase additional shares of common stock. These grants vest in 12 equal installments, beginning one month after the date of grant. The exercise price of options granted to outside directors under the 2002 Option Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The term of these options is ten years.

         Corporate Transactions. In the event of a merger of Castelle with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, the time during which outstanding options granted under the 2002 Option Plan are exercisable may be accelerated at the Board's discretion and the option may terminate prior to or within a prescribed period after the consummation of the transaction. The Committee may also provide in its sole discretion that the vesting of any options outstanding may become exercisable in full upon consummation of the transaction, and may terminate if not exercised prior to or within a prescribed time following consummation of the transaction.

U.S. Federal Income Tax Information

         The following is a general summary of some of the current federal income tax consequences of the 2002 Option Plan to participants and to Castelle. Tax laws often change, and actual tax consequences depend on a participant's individual circumstances, as well as state and local tax laws. We encourage all participants to seek tax advice regarding their participation in the 2002 Option Plan.

         Nonqualified Stock Options. Generally, a participant will not have taxable income when we grant him or her an nonqualified stock option (an "NQSO"). When a participant exercises a vested NQSO, the difference between the exercise price and the fair market value of our stock on the date of exercise (called the "spread") is taxable as ordinary income. Castelle withholds tax on this income when a participant who is a current or former employee exercises an NQSO. When the participant sells the shares, any additional gain or loss will be a capital gain or loss.

         Incentive Stock Options. As with NQSOs, an employee will generally not have taxable income when she or he receives an incentive stock option (an "ISO"). An employee will not have taxable income upon exercise of a vested ISO; however, the spread on exercise is alternative minimum taxable income to the participant in the year of exercise, unless she or he disposes of the shares in the same tax year. If the participant holds the shares for the ISO holding period, which is two years from the date of grant and one year from the date of exercise, the difference between the amount the participant paid for the shares on exercise and the sale price is capital gain or loss. If the participant disposes of the shares before the ISO holding period, the spread on exercise becomes taxable as ordinary income and the difference between the fair market value on the date of exercise and the price at which the participant sells the stock is capital gain or loss.

         Restricted Stock. A participant will generally be taxed on restricted stock when they receive stock or cash, unless there are restrictions on the shares that enable the participant to defer the tax.

         Tax Treatment of Castelle. When a participant recognizes ordinary income on exercise of an NQSO or on receipt of restricted stock, Castelle will generally be entitled to a deduction in the amount of the ordinary income recognized by the participant. Castelle will also be entitled to a deduction if the participant recognizes ordinary income by selling shares acquired on exercise of an ISO before the ISO holding period is met.

Limitation on Number of Shares, and Required Vote to Approve Proposal No. 2

         Pursuant to provisions contained in the California Corporate Securities Law applicable to corporations such Castelle, the number of shares of common stock issuable upon exercise of certain options and warrants issued or to be issued from time to time by Castelle, including without limitation, options issued or to be issued pursuant to the 2002 Option Plan, is limited to 30% of the sum of the (i) shares of common stock outstanding and (ii) shares of convertible preferred or convertible senior common, counted on an as if converted basis, that are outstanding at the time the calculation is made (the "30% Limit"). We may, however, issue options and warrants in excess of the 30% Limit if a percentage higher than 30% is approved by at least two-thirds of the outstanding shares entitled to vote. In calculating this 30% Limit, certain options and warrants are excluded in accordance with applicable provisions of California law.

         Options to be granted in the future pursuant to the 2002 Option Plan likely will be in excess of the 30% Limit regardless of whether a reverse stock split is conducted pursuant to Proposal 3 below. Accordingly, the affirmative vote of the holders of a two-thirds of the outstanding shares of common stock entitled to vote will be required to approve the 2002 Equity Incentive Plan and the issuance of all of the options authorized in the 2002 Equity Incentive Plan. Abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                 PROPOSAL NO. 3
                     Amendment to Articles of Incorporation
                         To Enable a Reverse Stock Split

Background

         Castelle common stock is quoted on The NASDAQ Stock Market's SmallCap Market (the "SmallCap Market"). In order for the common stock to continue to be quoted on the SmallCap Market, Castelle must satisfy various listing maintenance standards established by NASDAQ. Among other things, Castelle is required to have a minimum bid price of at least $1.00 per share.

         Under current listing maintenance standards, if the closing bid price of shares of the common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by NASDAQ, NASDAQ may delist the common stock from trading on the SmallCap Market. In that event, the common stock may trade on the OTC Bulletin Board maintained by the National Quotation Bureau, Inc. For reasons described below, this is generally considered to be less desirable than the SmallCap Market.

           In March 2002, we received a letter from NASDAQ advising us that Castelle common stock had not met NASDAQ's minimum bid price requirement for 30 consecutive trading days and that it would be delisted if we were unable to demonstrate compliance with this requirement for ten consecutive trading days during the 180 days ending September 9, 2002. On September 10, 2002, we received a letter from NASDAQ stating that our common stock had failed to meet the minimum bid price requirement, and that if we did not appeal the decision of the staff, then NASDAQ would delist our common stock. On September 16, 2002, we requested a hearing to appeal this decision. At a hearing on October 17, 2002, we presented our definitive plan to achieve compliance.

           On November 18, 2002, we received a written decision from NASDAQ counsel reporting that the NASDAQ Listing Qualifications Panel has granted Castelle a temporary exception through January 17, 2003, to NASDAQ's minimum bid price - subject to Castelle meeting certain conditions during the term of the exception. Castelle common stock will remain listed on the NASDAQ SmallCap Market during the term of the exception, and subsequent to January 17, 2003, so long as all of the listing requirements are met. Commencing at the latest on January 17, 2003, Castelle common stock must have a closing bid price of at least $1.00 per share for ten consecutive days. NASDAQ has reserved the right to require Castelle to meet the $1.00 bid requirement for a period longer than ten days, if NASDAQ views such action as necessary. The closing bid price for Castelle's common stock on November 22, 2002, was $0.92 per share.

           During the exception, Castelle's NASDAQ symbol is changed from CSTL to CSTLC.

           Consequently, the Board of Directors considered and has authorized, subject to shareholder approval, an amendment to the Articles of Incorporation to enable a reverse stock split for the purpose of increasing the market price of the common stock above the NASDAQ minimum bid requirement of $1.00. Under the proposed amendment, each outstanding 2 to 3 shares of common stock would be combined, converted and changed into one share of common stock with the Board to determine, after shareholder approval, which conversion ratio within this range will be used. The Board shall also have the authority, in its discretion, to abandon and not effect the reverse stock split following shareholder approval if the Board determines that the reverse stock split is no longer in the best interests of Castelle and its shareholders. Approval of the reverse stock split will authorize the Board in its discretion to effect the reverse stock split at a conversion ratio of between 1-for-2 and 1-for-3. The Board believes that shareholder approval of exchange ratios within a range (as opposed to approval of a specified conversion ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Castelle and its shareholders.



         If the reverse stock split is approved by the shareholders and following such approval the Board determines the reverse stock split is in the best interest of Castelle and its shareholders, the Articles of Incorporation would be amended accordingly. The text of the form of amendment to the Articles of Incorporation, which would be filed with the Secretary of State of the State of California to effect the reverse stock split, is set forth in Exhibit B to this proxy statement; provided, however, that such text is subject to amendment to include the appropriate exchange ratio for the reverse stock split and such other changes as may be required by the office of the Secretary of State of the State of California and as the Board deems necessary or advisable to effect the reverse stock split.

Reasons for the Reverse Stock Split

         The Board believes that a reverse stock split is desirable because it may allow Castelle to avoid having its common stock delisted from the SmallCap Market, and may improve the marketability and liquidity of our common stock. The reverse stock split is designed to increase the per share market price of the common stock. Castelle's common stock is currently quoted on the SmallCap Market under the symbol "CSTLC" as a result of the temporary exception from the listing standards of the NASDAQ SmallCap market. After January 17, 2003, we expect the trading symbol to return to "CSTL." However, if a reverse split is authorized and conducted, we expect the symbol to change to "CSTLD" for a period of 20 trading days following the reverse split as described below. During the period from January 1, 2002 to November 22, 2002, the closing sales price per share of our common stock ranged from a high of $1.15 to a low of $0.47. The closing sales price on November 22, 2002 was $0.92. The Board of Directors anticipates that a reverse stock split would have the effect of increasing trading prices of the common stock, which should result in a share price high enough to satisfy this NASDAQ listing requirement.

         The Board of Directors believes that the current low market price of the common stock has had a negative effect on the marketability of the existing shares. The Board believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Additionally, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the common stock.

         The Board believes that the anticipated increase in the price of the common stock as a result of the reverse stock split could encourage interest in the common stock. This might promote greater liquidity for shareholders, but a countervailing factor is that liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. It should be noted that if the reverse stock split is implemented, some shareholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher brokerage trading costs, particularly for "full service" brokers. Therefore, those shareholders who own less than one hundred shares following the reverse stock split incur higher transaction costs should they then determine to sell their shares in Castelle.

         Shareholders should note that the effect of the reverse stock split upon the market prices for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the common stock after the reverse stock split will be two to three times higher than the prices for shares of the common stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of the common stock immediately after the proposed reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve the desired results which have been outlined above. Moreover, because some investors may view the reverse stock split negatively, there can be no assurance that the reverse stock split will not adversely impact the market price of the common stock or, alternatively, that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

Board Discretion to Implement Reverse Stock Split

         If it is approved by our shareholders at the Annual Meeting, the reverse stock split will be effected only upon a determination by the Board that the reverse stock split (with a conversion ratio determined by the Board) is in the best interests of Castelle and its shareholders. Such determination shall be based upon certain factors, including meeting the continued listing requirements for the SmallCap Market, existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of the reverse stock split by the shareholders, the Board may, in its sole discretion, abandon the proposed amendment and determine not to effect the reverse stock split, as permitted under applicable California law. If the Board does not implement a reverse stock split within the time frame authorized by shareholders, further shareholder approval would be required prior to implementing a reverse stock split thereafter. If the Board determines to effect the reverse stock split, it would be implemented as soon as reasonably practicable after shareholder approval.

Effect of the Reverse Stock Split on Registration and Voting Rights

         The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of the common stock under the Exchange Act. If a reverse split is authorized , Castelle expects the symbol to change to "CSTLD" for a period of 20 trading days following the reverse split. After 20 trading days have elapsed following the reverse stock split, we expect that the symbol would revert to "CSTL," Castelle's pre-exception common stock symbol on the NASDAQ SmallCap market.

         Proportionate voting rights and other rights of the holders of common stock would not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock after the reverse stock split. Although the reverse stock split would not affect the rights of shareholders or any shareholder's proportionate equity interest in Castelle (subject to the treatment of fractional shares), the number of authorized shares of common stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further shareholder action. The number of shareholders of record would not be affected by the reverse stock split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the reverse stock split).

Effect of the Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

         The number of authorized shares of common stock will not change as a result of the reverse stock split. Because the number of authorized and issued shares of common stock will be decreased by the reverse stock split, the number of authorized but unissued shares of common stock will be increased significantly by the reverse stock split. As of October 24, 2002, there were 4,806,044 shares of common stock outstanding out of a total of 25,000,000 shares of common stock authorized under the Articles of Incorporation. The following table shows the aggregate number of authorized but unissued shares of common stock after a reverse split of the ratios being considered by this proposal:

                           Common Stock            Authorized and
 Reverse Split Ratio     Outstanding (1)    Unissued Common Stock (2)
 -------------------     ---------------    -------------------------
 current (no split)         4,806,044               20,193,956
    1-for-2                 2,403,022               22,596,978
    1-for-3                 1,602,014               23,397,986

            (1) The figures in this table are calculated based 4,806,044 shares outstanding on October 24, 2002. These figures do not take into account any reduction in the number of outstanding shares of common stock resulting from the procedures for cashing out fractional shares, and do not include shares of common stock issuable upon exercise of outstanding options.
            (2) These figures are based on a pre-reverse stock split number of 25,000,000 authorized shares as of October 24, 2002.

The future issuance of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Articles of Incorporation or our Amended and Restated Bylaws.

Effect of the Reverse Stock Split on Stock Options, Warrants and Par Value

         The reverse stock split would reduce the number of shares of common stock available for issuance under our 1988 Equity Incentive Plan and the 1995 Non-Employee Directors' Stock Option Plan in proportion to the conversion ratio of the reverse stock split. The number of shares of common stock currently authorized for issuance but unissued at October 24, 2002 under the 1988 Equity Incentive Plan and the Directors' Stock Option Plan is 21,797 and 1,000, respectively (prior to giving effect to the reverse stock split). Our common stock would continue to have no par value per share following the effective time of the reverse stock split, while the number of issued and outstanding shares of common stock would be reduced.

         Under the terms of Castelle's outstanding stock options, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. For example, after a 1-for-2 reverse stock split an original option grant to purchase 200 shares at $2.00 per share would become an option grant to purchase 100 shares at $4.00 per share. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of common stock will be issued in connection with the proposed reverse stock split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

Effective Date

         If the proposed reverse stock split is approved at the Annual Meeting, the Board of Directors will consider whether to effect the reverse stock split and will select the exchange ratio of the split within the authorized range. If so approved by the Board of Directors, the reverse stock split would become effective as of 5:00 p.m. Pacific time on the date of filing of the applicable Certificate of Amendment to the Articles of Incorporation with the office of the Secretary of State of the State of California. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will, automatically and without any action on the part of the shareholders, be combined and converted into new shares of common stock in accordance with the reverse stock split conversion ratio determined by the Board within the limits set forth in this proposal.

Exchange of Stock Certificates

         Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of common stock will receive instructions for the surrender of such certificate to ComputerShare Trust Company, Castelle's exchange agent (the "Exchange Agent") for the reverse stock split for the common stock. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been converted and a check for any amounts to be paid in cash in lieu of any fractional share.

         Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock as adjusted by the reverse stock split.

         No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to Castelle any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable,
(ii) such transfer shall comply with all applicable federal and state securities laws and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

         Under California law, our shareholders would not be entitled to dissenters' or appraisal rights with respect to the reverse stock split.

Cash Payment in Lieu of Fractional Shares

         In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split, we will pay cash equal to such fraction multiplied by the average of the high and low trading prices of the common stock on the SmallCap Market during regular trading hours for the five trading days immediately preceding the Effective Date.

United States Federal Income Tax Consequences

         The following description of the material United States federal income tax consequences of the reverse stock split is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., tax-exempt entities, non-resident aliens, mutual funds, regulated investment companies, broker/dealers or insurance companies). The state, local and foreign (non-United States) tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

         In general, the United States federal income tax consequences of the reverse stock split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the reverse stock split is not part of a plan to increase periodically a shareholder's proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following United States federal income tax effects: A shareholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a shareholder's basis in the reduced number of shares of common stock will equal the shareholder's basis in its old shares of common stock. A shareholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be required to recognize a taxable gain or dividend income, depending on that shareholder's particular facts and circumstances. Generally, a shareholder receiving such a payment will recognize a taxable gain or dividend income in an amount equal to the lesser of (i) the amount of the cash payment received by the shareholder, or (ii) the excess of (A) the aggregate fair market value of the reduced number of shares of common stock received, plus the amount of the cash payment received, over (B) the shareholder's basis in all of the shareholder's old shares of common stock. In the aggregate, such a shareholder's basis in the reduced number of shares of common stock will equal the shareholder's basis in its old shares of common stock, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

         Castelle will not recognize any gain or loss as a result of the reverse stock split.

Required Vote

         The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve the reverse stock split and the amendment to the Articles of Incorporation to effect the reverse stock split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since its inception in 1987. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Castelle and its shareholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether any matter has been approved.

         Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal year ended December 31, 2001, and for the review of our interim financial statements on Form 10-Q for such fiscal year was $118,806.

         Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not bill us for any information technology consulting in 2001.

         All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for other professional service fees during fiscal year ended December 31, 2001 were $15,000.

         The Audit Committee has determined that the rendering by PricewaterhouseCoopers LLP of non-audit services is compatible with maintaining the auditor's independence.


                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the ownership of Castelle's common stock as of October 24, 2002 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of Castelle as a group; and
(iv) all persons known by us to be beneficial owners of more than five percent of our common stock.


                                                        Beneficial Ownership (1)
                                                        Number of       Percent of
                           Beneficial Owner              Shares          Total

Jack Howard (2)                                          732,022            15.2%
 Entities affiliated with:
      J.P. Morgan Chase & Co., Inc. (3)                   581,626           12.1
      One Bush Street
      18th Floor
      San Francisco, CA 94104
 Donald L. Rich (4)                                       500,000            9.4
 Entities affiliated with:
      WebFinancial Corporation(5)                         439,560            9.2
      150 E. 52nd Street
      21st Floor
      New York, NY 10022
 Scott McDonald (4)                                       105,665            2.2
 Michael Petrovich (4)                                     93,749            1.9
 Eric Chen (4)                                             74,789            1.5
 Paul Cheng (4)                                            45,415            *
 Boris Elpiner(4)                                           1,124            *
 Robert Hambrecht (4)                                      35,919            *
 Peter Tierney (4)                                         29,999            *
 All officers and directors as a group (9 persons)(6)   1,618,682           28.6



---------------------------
*        Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Castelle believes that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,806,044 shares outstanding on October 24, 2002, the record date for this proxy, plus options exercisable within 60 days for the person being measured.

(2) Based on correspondence from Mr. Howard dated November 12, 2002. Includes 439,560 shares held of record by WebFinancial Corporation. Mr. Howard is a director of WebFinancial Corporation. The table includes 10,832 shares of common stock subject to options beneficially held by Mr. Howard that were exercisable within 60 days of October 24, 2002. On November 12, 2002, Castelle repurchased all of the shares held by Mr. Howard. As part of that transaction, all of Mr. Howard's options were cancelled. In addition, Castelle repurchased all shares held by WebFinancial Corporation on November 12, 2002. Please refer to the section "Certain Relationships and Related Transactions".

(3) Includes 346,849 shares held by H&Q London Ventures, 60,835 shares held by H&Q Ventures IV, 1,250 shares held by Hamquist, 43,633 shares held by Hambrecht & Quist Venture Partners, and 129,059 shares held by Hambrecht & Quist California. Each of the entities named above and the entities' respective general partners, directors, executive officers, members and/or managers, as applicable, disclaim beneficial ownership of any securities other than those directly held by such person.

(4) Includes shares subject to options exercisable within 60 days of October 24, 2002 as follows: 69,789 shares for Mr. Chen, 40,415 for Mr. Cheng, 29,999 for Mr. Hambrecht, 35,416 for Mr. McDonald, 88,749 for Mr. Petrovich, 500,000 for Mr. Rich and 29,999 for Mr. Tierney. Effective as of February 28, 2002, Mr. Elpiner was no longer employed by or affiliated with Castelle.

(5) As a result of the transactions of November 12, 2002, described in "Certain Relationships and Related Transactions", Castelle repurchased all of the shares held by WebFinancial Corporation.

(6) As a result of the repurchase described under "Certain Relationships and Related Transactions", as of November 12, 2002, the officers and directors as a group represented 8 persons and held 21.8% of the outstanding common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Castelle's directors and executive officers, and persons who own more than ten percent of the common stock, to file with the SEC initial reports of ownership and to file reports of changes in ownership of common stock. Officers, directors and greater than ten percent shareholders are required to furnish Castelle with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001 all Section 16(a) filing requirements applicable to Castelle's officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

                            COMPENSATION OF DIRECTORS

         Cash Compensation

         In 2001, the members of the Board of Directors received no cash compensation for their services as members of the Board, but were reimbursed for their expenses incurred in connection with attending Board meetings. Beginning in 2002, each non-employee director receives a quarterly retainer of $2,500 and a per meeting fee of $1,000 for each quarterly board meeting attended.

         Equity Compensation

         Each non-employee director receives stock option grants under the Directors' Plan. Options granted under the Directors' Plan are intended not to qualify as incentive stock options under the Code.

         The Directors' Plan provides that each non-employee member of the Board of Directors, upon initial election to the Board, is automatically granted an option to purchase 10,000 shares of common stock at an exercise price equal to the then-current fair market value per share of our common stock. This initial option grant vests monthly in 24 equal installments, beginning one month after the date of grant provided that the optionee has continuously served as a non-employee director. On April 1 of each year (or the next business day should such date be a legal holiday), each member of the Board who is eligible for participation in the Directors' Plan is automatically granted an option to purchase 5,000 shares of common stock at an exercise price equal to the then-current fair market value per share of our common stock, without further action by Castelle, the Board or our shareholders. This annual grant to members of the Board under the Directors' Plan vests monthly in 12 equal installments, beginning one month after the date of grant provided that the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director. Prior to February 2002, the annual option grant was 10,000 shares to vest over 24 months. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the common stock on the date of the option grant. The term of options granted under the Directors' Plan is ten years. In the event of a merger of Castelle with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, vesting of option grants under the Directors' Plan is accelerated and the option will terminate if not exercised prior to the consummation of the transaction.

         During fiscal 2001, we granted to each of Messrs. Hambrecht, Tierney and McDonald options to purchase 10,000 shares at exercise prices of $1.063 per share. The exercise prices were equal to the respective fair market values of such common stock on the date of grant (based upon the closing sale price reported on the NASDAQ SmallCap Market for the date of grant). As of October 24, 2002, 11,249 had been exercised under the Directors' Plan.

         Upon approval of the 2002 Option Plan, non-employee directors will be eligible to receive automatic grants under the 2002 Option Plan on substantially the same terms as under the Directors' Plan. In addition, all directors will be eligible to receive discretionary grants.

Compensation of Executive Officers

Summary of Compensation

         The following table shows for the fiscal years ended December 31, 2001, 2000 and 1999, compensation awarded or paid to, or earned by, our Chief Executive Officer and the four other most highly compensated executive officers at December 31, 2001 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                      Long-Term
                                                                                                    Compensation
                                                               Annual Compensation                     Awards
                                                                                                    Securities
Name and Principal                    Fiscal                                                        Underlying
Position                               Year         Salary        Bonus ($)(1)      Other($)        Options (#)
--------                               ----         ------        ---------         --------        -----------
Donald L. Rich                         2001        $202,600          $72,717             --                 --
President, Chief Executive
Officer & Chairman of the
Board
                                       2000         200,100           94,020             --                 --
                                       1999         200,000          100,000             --            200,000


Eric Chen                              2001         151,960           41,587             --             15,000
Sr. Vice President, Engineering &
Product Marketing
                                       2000         137,965           42,484             --             30,000
                                       1999         120,500           30,000             --             20,000

Paul Cheng (2)                         2001         126,950           30,002             --             25,000
Chief Financial Officer and
Secretary
                                       2000          97,191           26,320             --             45,000
                                       1999              --               --             --                 --

Boris Elpiner (3)                      2001         144,350           36,310             --                 --
Vice President, Marketing
                                       2000         135,100           39,797             --                 --
                                       1999          90,865           18,637             --             78,000

Michael Petrovich                      2001         134,523               --        $57,805                 --
Vice President,
Sales, International
                                       2000         106,622               --         74,361                 --
                                       1999         249,813               --        125,318             30,000

----------------
(1) Includes bonus amounts of $72,717 for Mr. Rich, $10,598 for Mr. Cheng, $12,098 for Mr. Chen and $11,949 for Mr. Elpiner for services rendered but not paid in fiscal 2001. Also includes bonus amounts of $94,020 for Mr. Rich, $14,380 for Mr. Cheng, $11,259 for Mr. Chen and $10,949 for Mr. Elpiner for services rendered in fiscal 2000 but paid in fiscal 2001.

(2)      Mr. Cheng joined Castelle in March 2000.

(3)      Mr. Elpiner joined Castelle in April 1999 and left in February 2002.

Stock Option Grants and Exercises

         Castelle grants options to its executive officers under its Prior Option Plan. As of December 31, 2001, options to purchase a total of 1,268,885 shares were outstanding under the Prior Option Plan and options to purchase 253,757 shares remained available for grant thereunder. Castelle did not grant any stock appreciation rights, restricted stock awards or stock purchase rights during 2001.

         The following tables show for the fiscal year ended December 31, 2001, information regarding options granted to, exercised by, and held at year-end by the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                           Individual Grants
                             Number of      Percentage of                                       Potential Realizable Value at
                             Securities     Total Options                                       Assumed Annual Rates of Stock
                             Underlying       Granted to                                             Price Appreciation
                              Options       Employees in     Exercise or Base                        for Option Term (4)
Name and Principal          Granted (#)    Fiscal Year       Price Per Share     Expiration          -------------------
Position                        (1)             (%) (2)           ($) (3)           Date          5% ($)           10% ($)
--------                        ---             -------           -------           ----          ------           -------
Donald L. Rich                       0             -                      -          -                 -                 -
Eric Chen                       15,000             9.9%               $0.68       4/11/08         $4,156            $9,687
Paul Cheng                      25,000            16.4                 0.68       4/11/08          6,927            16,145
Boris Elpiner                        0             -                      -          -                 -                 -
Michael Petrovich                    0             -                      -          -                 -                 -

------------------------------
(1) One-fourth of these options vested on April 11, 2002, and the remaining options vest monthly in equal installments over a 36-month period.

(2) Based on options to purchase an aggregate of 152,000 shares of common stock granted to employees in 2001.

(3) The exercise price is equal to 100% of the fair market value of common stock at the date of grant.

(4) The potential realizable value is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire 10-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent our estimate or projection of future common stock prices.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2001 by each of the named executive officers.

                                                                      Number of Securities               Value of Unexercised
                                                                      Underlying Unexercised             In-the-Money Options
                                                                      Options at FY-End (#)                at FY-End ($)(1)
                             Shares Acquired        Value             ---------------------                ----------------
                             on Exercise (#)     Realized ($)    Exercisable      Unexercisable      Exercisable      Unexercisable
                             ---------------     ------------    -----------      -------------      -----------      -------------
Donald Rich............                -                 -           500,000                0              0                  0
Eric Chen..............                -                 -            57,390           42,710              0             $1,050
Paul Cheng.............                -                 -            18,749           51,251              0              1,750
Boris Elpiner..........                -                 -            54,660           23,340              0                  0
Michael Petrovich......                -                 -            81,457           13,543              0                  0
--------------------------------------------------------------------------------------------------------------------------

(1) Based on the fair market value of the common stock at December 31, 2001 of $0.75 (closing sales price) minus the exercise price of the option.

              EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

         In November 1998, Castelle entered into an employment agreement with Donald Rich, pursuant to which Mr. Rich agreed to serve as our Chief Executive Officer. Mr. Rich resigned as Chief Executive Officer in April 2002. Mr. Rich's employment agreement provided for an annual base salary of $200,000, plus an annual bonus of up to a sum of $100,000, if certain performance criteria are met, or above $100,000 in the discretion of the Compensation Committee if performance criteria are exceeded. Performance criteria were evaluated quarterly, and performance bonuses earned and paid (to the extent earned) on a quarterly basis. Pursuant to his employment agreement, Mr. Rich was also granted an initial incentive stock award to purchase 300,000 shares of the common stock, one sixth of which vested after six months and the remainder vesting over the next thirty months.

         In November 1998, Castelle entered into a severance and transition benefit agreement with Mr. Rich pursuant to which we agreed that if we terminate Mr. Rich without cause or if Mr. Rich terminates his employment voluntarily for good cause, we are required to pay Mr. Rich 100% of his annualized salary and maintain the medical benefits conveyed to him for one year, and provide for the accelerated vesting of 100% of his outstanding options. The agreement allowed Mr. Rich to terminate his employment for good cause if his responsibilities were materially diminished, base pay was reduced, if Castelle failed to continue any benefit plan in which Mr. Rich was participating without comparable replacement, our corporate headquarters was relocated more than 20 miles from its current location or we breached this agreement or Mr. Rich's employment agreement. No payment would be due if Mr. Rich were dismissed for cause. The agreement also provided that Mr. Rich was eligible for a lump sum payment equal to six months of his base salary, in addition to any benefits conveyed to Mr. Rich upon termination, if he remained with Castelle at least 90 days after a change in control and his employment was subsequently terminated for any reason.

         In April 2002, Castelle entered into an employment agreement with Scott
C. McDonald, pursuant to which Mr. McDonald agreed to serve as our Chief Executive Officer. The employment agreement is not for a specified term and is terminable at will or without cause at any time upon written notice, subject to the conveyance of certain severance benefits to Mr. McDonald upon termination, as described below. The employment agreement provides for an annual base salary of $200,000, plus an annual bonus of up to a sum of $100,000, if performance criteria are met, or above $100,000 in the discretion of the Compensation Committee if performance criteria are exceeded. Performance criteria will be evaluated quarterly, and performance bonuses will be earned and paid (to the extent earned) on a quarterly basis. The agreement also provides that during the first four quarters of his employment, Mr. McDonald will receive guaranteed bonus payments of $25,000 per quarter so long as he remains an employee in good standing. Mr. McDonald was granted options to purchase 300,000 shares of the common stock under our Prior Option Plan. The first option became one quarter vested after six months, with the remainder vesting over the next eighteen months. The second option becomes fully vested after three years.

         Castelle has also entered into a severance and transition benefit agreement with Mr. McDonald, pursuant to which we agreed that if we terminate Mr. McDonald without cause or if Mr. McDonald terminates his employment voluntarily for good cause, we are required to pay him 100% of his annualized salary and maintain the medical benefits conveyed to him for one year. In addition, 50% of Mr. McDonald's unvested options will become immediately vested. The agreement allows Mr. McDonald to terminate his employment for good cause if his responsibilities are materially diminished, base pay is reduced or potential bonus payments are materially reduced, Castelle fails to continue any benefit plan in which Mr. McDonald is participating without comparable replacement, our corporate headquarters is relocated more than 20 miles from its current location or we breach this agreement or Mr. McDonald's employment agreement. No payment will be due if Mr. McDonald is dismissed for cause. In the event of a change of control of Castelle, Mr. McDonald is eligible for a lump sum payment equal to six months of his base salary, in addition to any benefits that may be conveyed to Mr. McDonald upon termination, if he remains with us at least ninety days after a change in control and his employment is subsequently terminated for any reason.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Robert H. Hambrecht and Peter R. Tierney, neither of whom has any interlocking relationships, as defined by the Securities and Exchange Commission except as described below.

              [The Remainder of this Page Intentionally Left Blank]

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION2

         Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of Robert Hambrecht and Peter Tierney, neither of whom is an employee of Castelle. The Committee is responsible for determining compensation policies for our executive officers, including any stock-based awards to such individuals under the Prior Option Plan and, if approved, under the 2002 Option Plan. In determining executive officer compensation, the Compensation Committee considers corporate performance against Castelle's objectives.

         The Compensation Committee structures executive compensation packages with two objectives:

o to ensure that the compensation and incentives provided to the executive officers are closely aligned with Castelle's financial performance and shareholder value; and

o to attract and retain, through a competitive compensation structure, those key executives critical to the long-term success of Castelle.

         For 2001, Castelle's executive compensation program included the following components: (i) base salary, (ii) options to purchase shares of common stock, and (iii) quarterly incentives in the form of cash bonuses.

Stock Options

         In addressing the first objective, the Compensation Committee utilizes stock option grants to executive officers to tie portion executive officer compensation directly to Castelle's stock price performance. The Compensation Committee believes that the grant of an equity interest in Castelle serves to link management interests with shareholder interests and to motivate executive officers to make decisions that are in the best interests of Castelle and the shareholders. The Board considers stock option grants to executive officers based on various factors, including (i) each officer's responsibilities, (ii) any changes in such responsibilities, (iii) past option grants and each officer's current equity interest in Castelle and (iv) performance. In 2001, our executive officers received options to purchase common stock at levels ranging from 1,000 to 25,000 shares.

Base Salary and Cash Bonuses

         The second objective of the overall executive compensation policy is addressed by a salary and bonus policy which is based on:

o consideration of the salaries and total compensation of executive officers in similar positions with comparable companies in the industry;

o        the qualifications and experience of each executive officer;
--------------------
2       This Section is not "Soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Castelle under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

o        Castelle's financial performance during the past year; and

o each officer's performance against objectives related to their areas of responsibility.

The Compensation Committee periodically reviews individual base salaries of executive officers, and adjusts salaries based on individual job performance and changes in the officer's duties and responsibilities. In making salary decisions, the Board exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor, although the mix among the compensation elements of salary, cash incentive and stock options are biased toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. Consequently, salaries and cash incentives may be in the low-range as compared to the comparable companies in the industry while stock options may be in the mid to high-range compared to comparable companies. The Chief Executive Officer provides the Board with recommendations for individual executive officers based upon an evaluation of their performance against objectives and responsibilities. The base salaries paid to our executive officers were not increased in 2001.

         The Compensation Committee believes that another key element of executive compensation should be the variable portion provided by cash incentive plans. The cash incentive portion of the executive officers' compensation is dependent primarily on our quarterly financial performance and achievement of specified corporate objectives as determined by the Compensation Committee. Castelle's executive officer compensation plan is designed such that if Castelle meets its stated objectives, executive officers receive the cash incentive part of their compensation. If Castelle performs below its stated objectives, the cash incentive portion of the executive's compensation is significantly reduced, and may be eliminated altogether if performance is below defined thresholds. A substantially smaller portion of some executives' incentive compensation is based on performance against individual objectives. The Board of Directors approves quarterly performance objectives for executives of Castelle. The actual cash bonus earned in 2001 by executive officers depended upon the extent to which Castelle's objectives were achieved. As a result of Castelle obtaining a certain percentage of such quarterly performance objectives, cash bonuses ranging from $30,002 to $72,717 were paid to executive officers for services performed during 2001.

         Castelle uses the same factors described above for the executive officers in setting the annual salary, stock option grant and cash incentives awarded to its Chief Executive Officer, formerly Donald Rich. The base salary of Mr. Rich included a mileage reimbursement of $2,600. Mr. Rich was eligible to earn a quarterly bonus of up to a maximum of $25,000, if Castelle achieved certain performance objectives outlined for Mr. Rich prior to the beginning of each quarter of 2001. As a result of Castelle obtaining a certain percentage of each quarterly financial target, Mr. Rich was awarded cash bonuses totaling $72,717 in 2001. Because of the amount of previous option grants to Mr. Rich, the Board did not award Mr. Rich any additional option grants during fiscal 2001.

Section 162(m)

         Section 162(m) of the Internal Revenue Code, generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Committee has determined that stock options granted under our Prior Option Plan with an exercise price at least equal to the fair market value of the common stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the Prior Option Plan contains provisions designed to allow compensation recognized by an executive officer as a result of the grant of a stock option to be deductible by Castelle.

                                                     2001 Compensation Committee

                                                     ROBERT H. HAMBRECHT
                                                     PETER R. TIERNEY

PERFORMANCE MEASUREMENT COMPARISON1

         The following graph shows the total shareholder return of an investment of $100 in cash on December 31, 1996 for (i) our common stock, (ii) the NASDAQ Stock Market Index (US Companies) and (iii) the NASDAQ Computer Manufacturer Stock Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                  Comparison of 5 Year Cumulative Total Return*
              AMONG CASTELLE, THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ COMPUTER MANUFACTURER INDEX

                                                12/96       12/97       12/98        12/99       12/00       12/01
                                                -----       -----       -----        -----       -----       -----
Castelle                                         $100.00      $36.96      $17.39       $32.61      $18.49      $13.04
Nasdaq Stock Market (U.S.)                       $100.00     $122.48     $172.68      $320.89     $193.01     $153.15
Nasdsaq Computer Manufacturer                    $100.00     $120.83     $262.78      $557.80     $314.18     $216.53


* $100 invested on 12/31/96 on stock or index - including reinvestment of dividends
--------------------
1       This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Castelle under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than the relationships described below, and in the sections entitled "Executive Compensation" and "Employment Severance and Change of Control Agreements", since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

         In January 2001, we engaged W.R. Hambrecht + Co. ("WRH + Co."), an investment bank in which Mr. Hambrecht, one of our directors, is a partner, to provide certain financial advisory services. As of December 31, 2001, WRH + Co. had rendered an insignificant level of services to Castelle under this arrangement, and the agreement has now been terminated. Also, WRH + Co. has been selected to perform certain stock repurchase services for Castelle, as part of our common stock repurchase program announced on October 16, 2002. As of November 12, 2002, WRH + Co. had rendered an insignificant level of services to Castelle through these services.

         In November 2002, Castelle repurchased 1,600,000 shares of its common stock at a price of $1.10 per share in a private transaction. Of the 1,600,000 shares repurchased, 439,560 shares were repurchased from WebFinancial Corporation, which is a beneficial holder of more than 5% of the common stock, and 281,630 shares were repurchased from Jack L. Howard, who was a member of the Board of Directors of Castelle and a beneficial holder of more than 5% of the common stock. As part of the transaction, Mr. Howard agreed, pursuant to standstill provisions within the agreement, that for five years neither he nor any of his affiliates would: acquire any of Castelle's assets; purchase Castelle's shares; pursue a tender offer or exchange offer relating to Castelle; participate in any recapitalization, restructuring or extraordinary transaction with respect to Castelle; solicit any proxies or consents to vote any securities of Castelle; form or participate in a group with respect to the voting securities of Castelle; or nominate any person as a member of the Board of Directors of Castelle. WebFinancial Corporation and its affiliates agreed to similar restrictions for a period of one year. In addition, Castelle received proxies to vote all 1,600,000 of the repurchased shares, and Mr. Howard resigned from Castelle's Board of Directors.

         Our Bylaws provide that Castelle will indemnify directors and executive officers to the fullest extent permitted by California law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of legal proceedings, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth certain information, as of December 31, 2001, concerning securities authorized for issuance under all equity compensation plans of Castelle:

------------------------------- ---------------------------- ---------------------------- ----------------------------

                                                                                          Number of securities
                                                                                          remaining available for
                                Number of securities to be   Weighted-average exercise    future issuance under
                                issued upon exercise of      price of outstanding         equity compensation plans
Plan category                   outstanding options,         options, warrants and        (excluding securities
                                warrants and rights          rights                       reflected in column (a))
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                            (a)                          (b)                         (c)

------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans
approved by security holders                      1,393,725                        $1.08                  274,797 (1)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans not
approved by security holders                             --                           --                       --
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                                             1,393,725                        $1.08                  274,797
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Includes 21,797 shares available for issuance under our 1988 Equity Incentive Plan and 1,000 shares available for issuance under the Director's Plan.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                 By Order of the Board of Directors

                                 /s/ Paul Cheng
                                 Paul Cheng
                                 Chief Financial Officer and Secretary



November 25, 2002


A copy of Castelle's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge upon written request to: Corporate Secretary, Castelle, 855 Jarvis Drive, Suite 100, Morgan Hill, CA 95037.

                                    CASTELLE

         Annual Meeting of Shareholders to be held on December 20, 2002



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Scott C. McDonald and Paul Cheng, and each of them, as the Proxyholders, each with full powers of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Castelle (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on December 20, 2002, at 2:00 p.m. local time, at the Corporation's corporate offices located at 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037, and at any and all postponements, continuations and adjournments thereof.

         This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposals 2, 3 and 4 and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934. In exercising this proxy to elect members of the Board of Directors, the proxy holders may vote shares cumulatively in such fashion as they determine in their discretion.

                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



---------                                                           --------
   SEE       CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE     SEE
 REVERSE                                                            REVERSE
   SIDE                                                               SIDE
---------                                                           --------

                                   DETACH HERE

|X|         Please mark
            votes as in
            this example.


The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2, 3 and 4.

                                         |_|        MARK   HERE   FOR    ADDRESS
                                                    CHANGE AND NOTE BELOW

1.  Election of Directors.


    Nominees:  Donald Rich, Scott McDonald,Peter Tierney and Robert H. Hambrecht

    |_|     FOR all nominees                   |_|    WITHHOLD from all nominees

    To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

2.  Proposal to approve the adoption of the 2002 Equity Incentive Plan.
    FOR          AGAINST          ABSTAIN
    |_|            |_|              |_|

3. Proposal to approve an amendment to the Corporation's Articles of Incorporation to authorize a reverse stock split at a ratio of between 1-for-2 and 1-for-3, to be executed at the Board's discretion.
    FOR          AGAINST          ABSTAIN
    |_|            |_|              |_|

4. Proposal to ratify the appointment of PricewaterhouseCoopers as independent auditors for 2002.
    FOR          AGAINST          ABSTAIN
    |_|            |_|              |_|

In addition, this proxy csrd grants discretionary authority on such other matters that may be presented at the annual meeting for a vote of the shareholders.

Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

Signature:                                                 Date:
------------------------------------------               -----------------------
Printed Name:
------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

                                 (Reverse Side)